Exhibit 10.2

CONFIDENTIAL

November 13, 2019

VIA HAND DELIVERY

David Lemmon

RE: Separation from Employment

Dear David:

        As we have discussed, your employment with The J. M. Smucker Company (the “Company”) will end effective December 6, 2019 (“Separation Date”). However, you will cease being an Elected Officer of the Company on, and your last day in the office will be November 13, 2019, after which date you should not report to the office unless instructed otherwise in writing by the Company. While your last day in the office will be today, you are expected to: remain available upon request by the Company to provide transitional support through your Separation Date; ensure that your interactions and engagement with employees and third parties through your Separation Date are not disparaging and contribute to a positive rather than disruptive work environment; and adhere to the Company’s policies, including the Basic Beliefs, through your Separation Date. Should the Company accelerate your Separation Date because of a determination in its discretion that you have not met any of the conditions in this paragraph, you will not be eligible to receive the severance package described below.

        The severance package outlined below is to assist you with your transition to new employment. Please carefully review the terms of this letter agreement (the “Separation Agreement” or “Agreement”) and the payments and benefits offered in it, as the severance is being offered to you in exchange for you agreeing to a waiver and release of claims. The “Waiver and Release Payments and Benefits” offered in Section 2 of this letter will remain open to you until the close of business on January 3, 2020.

        Any benefits provided to you as an employee of the Company will cease as of your Separation Date, except as may otherwise be provided under a particular plan. Assuming you are enrolled in the Company’s health and welfare benefits plan as of your Separation Date, your medical benefits will continue through the end of the month during which your employment terminates. You will receive a separate letter from the Company’s health plan administrator explaining your COBRA rights.

        1. Pay and Vacation. The following are not conditioned on you signing off on a waiver and release of claims:

         (a) Pay. Provided that you remain employed and available upon request by the Company through your Separation Date, the Company will continue to pay you your base pay and provide you with your current Company benefits through your Separation Date, subject to normal withholdings and deductions.

         (b) Vacation. You will be paid for all vacation earned through your Separation Date, less any vacation days taken.

David Lemmon
November 13, 2019
         (c) Expense Reimbursements. You will be reimbursed for all reasonably incurred business expenses, in accordance with Company policy, and any expenses for financial planning services or tax return preparation, in accordance with the benefit approved by the Executive Compensation Committee (“Financial Planning Benefit”), which Financial Planning Benefit is available for your use through April 15, 2020. As a reminder, all receipts for expense reimbursement must be submitted to Marc Serilli, Vice President, Total Rewards, no later than April 15, 2020, in order to be reimbursed; otherwise, you will forfeit your right to reimbursement.

(d) Final Paycheck. You will receive your final paycheck and any applicable vacation payment the next pay date following your Separation Date unless otherwise required by law. Your final paycheck will be reduced by $5,921.00, which is comprised of: (i) $4,341.00, which you previously incorrectly submitted as a non-taxable benefit even though it was taxable, and which the Company will repay to you in the correct amount, less applicable tax withholdings; and (ii) $1,580.00, which you incorrectly previously submitted as , but which does not qualify for, the Financial Planning Benefit approved by the Executive Compensation Committee.

        2. Waiver and Release Payments and Benefits. The following payments and benefits are being offered to you in addition to the pay and vacation in Section 1. Because you would not otherwise be entitled to them, your receipt of the payments and benefits in this Section 2 will be conditioned upon you: signing this Agreement; adhering, during the remainder of your employment, to all applicable Company policies; meeting, up to and including your Separation Date, the Company’s performance expectations for your position; complying with the other terms of this Agreement; and agreeing to the Waiver and Release described in subparagraph (h). In the event the Company discovers, at any time, including after your Separation Date, that you did not meet any of these conditions, you will be ineligible to receive the Waiver and Release Payments and Benefits set forth in this Section 2. In such event, you agree that you will: (a) forfeit any outstanding payment amount(s) due pursuant to this Section 2, and (b) repay to the Company, at your expense, any payment amount(s) already paid to you pursuant to this Section 2 within five (5) business days of notification to you by the Company of your ineligibility to receive the payment amount(s) set forth in this Section.

(a) Lump-Sum Payment. Provided that the Company receives this executed Agreement back from you and you comply with all requirements and obligations set forth in this Agreement, you will receive a lump-sum severance payment in the gross amount of $527,000.00, minus all personal expenses erroneously charged to the Company credit card, which gross amount is equivalent to 12 months of your current base salary, and which will be taxed as a supplemental wage and will not be subject to 401(k) contribution elections and deductions.

(b) Restricted Shares. Provided that the Company receives this executed Agreement back from you and you comply with all requirements and obligations set forth in this Agreement, including those set forth in Section 4, you will vest in the two oldest unvested restricted stock grants that are at least two years old as of your Separation Date (i.e., the awards granted on June 8, 2016, and June 15, 2017, respectively). In addition, you will vest in the special, one-time award that was granted to you on September 1, 2016, as a retirement transition benefit and for which you would ordinarily not be eligible prior to the scheduled vesting date of September 1, 2026, and satisfaction of all other eligibility criteria. All remaining unvested restricted stock grants or option grants are forfeited as of your Separation Date.
(c) Annual Cash Incentive. Provided that the Company receives this executed Agreement back from you and you comply with all requirements and obligations set forth in this Agreement, you will receive a pro-rated incentive payment for Fiscal Year 2020 ("FY 20") in an amount equal to $230,563, which will be taxed as a supplemental wage and will be subject to 401(k) contribution elections and deductions, based on service during FY 20. The actual incentive payment for FY 20 will be paid in accordance with normal Smucker payout practices.

David Lemmon
November 13, 2019
(d) Medical Coverage. Provided that the Company receives this executed Agreement back from you and you comply with all requirements and obligations set forth in this Agreement, you will receive an additional lump sum payment based on your Company-sponsored medical coverage in effect on your Separation Date: i.e., the Company will provide a one-time lump sum payment of $6,000 which is equal to approximately 12 months of COBRA premiums for the medical plan option you are enrolled in as of your Separation Date, at the COBRA premium rate effective as of your Separation Date.

(e) Housing Allowance. Provided that the Company receives this executed Agreement back from you and you comply with all requirements and obligations set forth in this Agreement, you will receive an additional lump sum payment in the gross amount of $20,000, which will be taxed as a supplemental wage and will not be subject to 401(k) contribution elections and deductions, representing two months of a housing allowance for purposes of additional transitional support.
(f) Outplacement Assistance. Provided that the Company receives this executed Agreement back from you and you comply with all requirements and obligations set forth in this Agreement, you will receive Company-paid outplacement assistance for the lesser of $5,000 of expenses or six months following the Effective Date of this Agreement, as defined in Section 8 below. You may work directly with Knightsbridge – Canada to coordinate these services after the Effective Date of this Agreement.

(g) Relocation Reimbursement and Allowance.  According to the terms of the Company’s relocation program, you would be required to repay the relocation expenses the Company provided you or paid on your behalf (an estimated value of $7,729 as of today's date).  Provided that the Company receives the executed Severance Agreement back from you and all other conditions for severance have been met, the Company will (i) waive its right to recover all relocation expenses, meaning that your repayment obligations will be forgiven; and (ii) provide you with a one-time, lump-sum relocation allowance in the total gross amount of $85,000, which amount shall be subject to tax withholdings and which allowance is intended to cover costs you may incur in selling your home in Ohio and moving to another home, including closing costs, storage costs, shipping costs, etc.

(h) Reduction of Non-Compete Restrictions. As you know, you entered into an Amended and Restated Change in Control Severance Agreement, dated April 20, 2018 (the “CIC Agreement”), which, pursuant to Section 9 of the CIC Agreement, imposes certain restrictive covenants during your employment with the Company and for a period of 18 months following the date of your termination of employment for any reason. However, provided that the Company receives this executed Agreement back from you and you comply with all requirements and obligations set forth in this Agreement, the Company agrees to reduce the term of the Non-Competition Period (as such term is defined in Section 9.1(A) of the CIC Agreement) from 18 months to 12 months following your Separation Date. In addition, you are encouraged to discuss with the Company any live opportunities you may be interested in exploring, so the Company can decide whether or not the restrictive covenants set forth in the CIC Agreement apply to such opportunities.

(i)Waiver and Release. By accepting the payments and benefits being offered by the Company in Sections 2(a)–(g) above and signing this Agreement, you acknowledge and agree that the commitments of the Company to you in this Section 2 are in addition to anything to which you are otherwise entitled upon your separation and are in exchange for your waiver and release as follows:

You, for yourself, and your heirs, executors, administrators, successors and assigns, hereby release and forever discharge the Company, its subsidiaries, affiliates and their respective officers, directors, agents, representatives, shareholders, employees (current and former), employee benefit plans, and any and all other persons, firms, corporations and other legal entities associated with the Company (collectively referred to as the “Released Parties”), of and from any and all claims, demands, actions, causes of action, debts, damages, expenses, suits, contracts, agreements, penalties, costs and liabilities

David Lemmon
November 13, 2019
of any kind, nature or description, whether direct or indirect, known or unknown, in law or in equity, in contract, tort or otherwise, which you ever had, now have or may have against any of the Released Parties as of the date of execution of this Agreement, whether known or unknown, suspected or unsuspected, or which may be based upon pre-existing acts, claims or events occurring at any time up to the Effective Date of this Agreement, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964 or state or local civil rights or equal employment opportunity statutes, claims arising under the Americans with Disabilities Act, claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), claims arising under The Worker Adjustment Retraining and Notification Act of 1988 (“WARN”) and any state law equivalents, claims arising under the Employee Retirement Income Security Act, claims arising under the Fair Credit Reporting Act or any state law equivalent, claims for breach of express or implied contract, breach of promise, promissory estoppel, loss of income, back pay, reinstatement, front pay, impairment of earning capacity, wrongful termination, discrimination, damage to reputation, fraud, violation of public policy, retaliation, negligent or intentional infliction of mental or emotional distress, intentional tort or any other federal, state or local common law or statutory claims, and all other claims and rights, whether in law or equity. It is the intention of the parties that this paragraph will be construed as broadly as possible; however, this paragraph does not include claims arising under state workers’ compensation laws, state unemployment laws, any claims that arise after the signing of this Agreement, claims for the enforcement of this Agreement, and any claims that cannot be waived as a matter of law. This paragraph also does not affect your right to file a charge with the Equal Employment Opportunity Commission or a similar state or local agency, or with the National Labor Relations Board, or to provide information to or assist such agency in any proceeding. In addition, nothing in this Agreement is intended to or shall prevent, impede, or interfere with your non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under the whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

You further waive any right to become, and promise not to voluntarily become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties involving any act or event occurring through the date of your execution of this Agreement. You also agree that by signing this Agreement, you are relinquishing any right to receive any personal monetary relief or personal equitable relief with respect to any class filed by you or on your behalf, in which any claim(s) are asserted against any of the Released Parties involving any act or event through the date of your execution of this Agreement, except as otherwise set forth herein. If any such claim is brought on your behalf, or if you learn that you are named as a member of any class in a case in which any such claims are asserted, then you shall, except as otherwise allowed by law, withdraw in writing and with prejudice from said claim or class.

(i) You will receive the payments and benefits noted above in this Section 2 within the time period set forth in Section 9 below only if you sign and return this Agreement to Mandy Johnson, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667 by January 3, 2020, and you comply with the requirements and obligations contained in this Agreement, including, but not limited to those set forth in Sections 2 and 4 of this Agreement. To be clear, if you do not return this Agreement, signed, and do not comply with the requirements and obligations contained in this Agreement, including those set forth in Sections 2 and 4 of this Agreement, by January 3, 2020, then the offer of severance will expire by its own terms, and you will not be entitled to receive any of the Waiver and Release Payments and Benefits.

3. Representation as to No Additional Monies Owed. You represent, warrant, and acknowledge that the Company owes you no wages, commissions, bonuses, overtime, sick pay, shift differential, personal leave pay, severance pay, vacation pay, or other compensation or benefits or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement. You further acknowledge that you were paid for all time worked during your employment with the Company.

David Lemmon
November 13, 2019
4. Return, Retention & Preservation of Property. You already have returned or agree to immediately return all Company property (and any copies of such property) of whatsoever kind and character, including, without limitation, any Company car, badges, keys, credit cards, documents, computers, computer software, discs and media, policy and procedures manuals, and all other tangible or intangible property of the Company. You also acknowledge your obligations under and agree to abide by the Company’s document retention, litigation hold and other policies concerning the preservation, retention, non-destruction and return of Company documents and property. You acknowledge that the return, retention and preservation of Company property, including documents pursuant to the Company’s retention, litigation hold, and other policies and procedures is required of you, whether or not you sign this Agreement. You further acknowledge that it is your compliance with this paragraph by January 3, 2020, that is one of the conditions precedent to the Company’s obligation to pay you the Waiver and Release Payments and Benefits, meaning that if you do not return all such Company property by that date, the Company will have no obligation to pay you any of the Waiver and Release Payments and Benefits, even if you have signed or do ultimately sign this Agreement, but you will still be required to return all Company property on a date thereafter.

5.         Cooperation and Notice.     You agree to cooperate with the Company to provide any assistance or continued assistance deemed necessary by the Company and/or its counsel in connection with its defense of any current or future lawsuits.  “Assistance or continued assistance” means making yourself available to provide timely assistance and cooperation as reasonably requested by the Company and/or its outside counsel, taking into account your other business and personal obligations, and actively participate in the defense of the lawsuits, including, but not limited to, providing continued factual background and context, providing truthful testimony by affidavit, declaration, at trial, deposition or otherwise.  This will also include making yourself available as reasonably practical to review and sign documents, participate in interviews and witness preparation, as well as travel to and appear in any necessary depositions or trials. In connection with any cooperation provided under this Section 5, the Company will reimburse you for reasonable travel and other expenses incurred related to any such cooperation, in accordance with the Company’s standard travel and expense policies.

Any changes to your address should be promptly communicated to the Company.  The Company shall provide reasonable reimbursement for appropriate expenses associated with this Section, including documented uncompensated lost work time, if any.  Unless otherwise prohibited by law, you agree to timely notify Smucker corporate legal of all subpoenas issued to you or contact made with you by any government official or law enforcement agency relating in any way to the Company or your employment with the Company and provide a copy of any subpoena upon receipt.  Nothing in this Section shall prevent you from communicating with government officials or law enforcement or participating in any government or law enforcement investigation.

6. Non-Disparagement, Non‑Disclosure, Confidentiality, Non-Competition and Non-Solicitation. You agree not to criticize, disparage, or otherwise demean in any way the Company or its respective affiliates, officers, directors, employees, or the Company’s products. Unless otherwise permitted by law, you further agree not to engage in conduct that is or could be disruptive to the Company’s work environment or its employees, including, but not limited to, behavior that is or could be perceived as harassing or retaliatory in nature. You shall not disclose the fact of this Agreement or any of its terms to any third parties other than your immediate family members (and only if they agree to be bound by the confidential nature of this Agreement), tax advisors and authorities, accountants, and attorneys or as otherwise required by law.

David Lemmon
November 13, 2019
In addition to the post-employment restrictive and confidentiality covenants currently in place,1 you also acknowledge that you owe a continuing duty to the Company to maintain the confidentiality of the confidential and proprietary information of the Company. You agree that you will not disclose to any third party or use, directly or indirectly, for yourself or for the benefit of any third party any Confidential Information of the Company or any of its affiliates. For purposes of this Agreement, “Confidential Information” generally includes information which is not publicly available. Confidential Information includes, but is not limited to pending acquisitions by the Company, recipes, formulas, laboratory notebooks, research and test data, patent activities, business strategies, pending contracts, market surveys, customer lists, customer information, pricing information, margins, product cost information, raw material cost information, financial projections and reports, budgets, personnel files, internal memoranda, policies, data processing programs, and accounting procedures.

        You also acknowledge that you owe a continuing duty to the Company to maintain the confidentiality of the confidential and proprietary information of the Company. You agree that you will not disclose to any third party or use, directly or indirectly, for yourself or for the benefit of any third party any Confidential Information of the Company or any of its affiliates. For purposes of this Agreement, “Confidential Information” generally includes information which is not publicly available. Confidential Information includes, but is not limited to pending acquisitions by the Company, recipes, formulas, laboratory notebooks, research and test data, patent activities, business strategies, pending contracts, market surveys, customer lists, customer information, pricing information, margins, product cost information, raw material cost information, financial projections and reports, budgets, personnel files, internal memoranda, policies, data processing programs, and accounting procedures.

        Nothing in this Agreement shall prohibit or restrict you from responding to any inquiry, or providing testimony, about this Agreement or its underlying facts and circumstances by or before any federal, state, or local administrative or regulatory agency or authority, or otherwise communicating with any such agency or authority, or from participating or cooperating in any investigation conducted by any governmental agency or authority. Likewise, nothing in this Agreement is intended to or shall prevent you from engaging in protected whistleblowing rights, including reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the U.S. Congress, or any governmental agency Inspector General. This Agreement does not limit your right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC, and you do not need the prior authorization of anyone at the Company to make any such reports or disclosures, nor are you required to notify the Company that you have made such reports or disclosures. Further, in accordance with the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose certain trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.
___________________________
1 As you know, you entered into an Amended and Restated Change in Control Severance Agreement, dated April 20, 2018 (the "CIC Agreement"), which, pursuant to Section 9, imposes certain restrictive covenants during your employment with the Company and for a period of 18 months following the date of your termination of employment for any reason. However, provided that the company receives this executed Agreement back from you and you comply with all requirements and obligations set forth in this Agreement, the Company agrees to reduce the term of the Non-Competition Period (as such term is defined in Section 9.1 (A) of the CIC Agreement) from 18 months to 12 months following your Separation Date.

David Lemmon
November 13, 2019
        7. References. It is the general policy of the Company to provide only neutral references in response to employment inquiries. Thus, unless otherwise agreed to by the parties, you agree to direct all inquiries concerning your employment with the Company, including inquiries from prospective employers, to the Human Resources Department, which will provide a neutral reference, meaning the dates of your employment and positions held.

        8. Consideration Time and Revocation Period. This Agreement was first given to you on November 13, 2019. You have 21 calendar days during which to review and consider this offer. If you wish to accept this Agreement, you must sign and return it on or before January 3, 2020 (“Consideration Period”) to: The J. M. Smucker Company, attn: Mandy Johnson, One Strawberry Lane, Orrville, Ohio 44667. However, you cannot sign and return it before your Separation Date, as defined on page 1 of this Agreement. In the event you sign and return the Agreement before January 3, 2020, you certify, by such execution, that you knowingly and voluntarily waive the right to the full 21 days, for reasons personal to you, with no pressure by the Company to do so.

        Any discussions or negotiations over the terms of this Agreement will not extend or require a new 21-day period for your consideration of this Release Agreement.

        You understand that you may revoke this Agreement for a period of seven calendar days following your execution of the Agreement. You understand that any revocation, in order to be effective, must be: (1) in writing and postmarked within seven days of your execution of the Agreement and addressed to: The J. M. Smucker Company, attn: Mandy Johnson, One Strawberry Lane, Orrville, Ohio 44667; and (2) sent via certified mail, return receipt requested, to show proof of mailing. Unless revoked as provided herein, this Agreement will become fully effective and binding on the eighth day following signing (the “Effective Date”).

        9. Payments and/or Benefits. If the Company has received this executed Agreement within the Consideration Period, you comply with all conditions precedent to your receipt of the Waiver and Release Payments and Benefits, as outlined in Section 2 of this Agreement, you comply with all obligations set forth in this Agreement, including those set forth in Section 4 of this Agreement, by January 3, 2020, and you do not revoke this Agreement within the seven-day revocation period, then this Agreement shall become fully and finally effective and the Waiver and Release Payments and Benefits provided by the terms of Section 2 will be made/provided to you in January 2020, following the Company’s receipt of this executed Agreement and expiration of the seven-day revocation period.

        10. Breach of Agreement. In the event of a breach by you of any provision of this Agreement or the Company’s determination as to your ineligibility to receive the Waiver and Release Payments and Benefits, as outlined in Section 2, and without limiting in any way remedies for such breach, you will forfeit any outstanding payment due under this Agreement and will repay to the Company any amount(s) already paid or provided to you pursuant to Section 2. You further agree to indemnify and hold harmless the Company from and against any and all losses, liabilities, damages, and expenses, including reasonable attorneys’ fees, that the Company may incur or suffer arising out of, or in connection with, any breach of a representation or agreement by you, including your obligations under this Agreement, or the Company’s efforts to recoup from you any Waiver and Release Payments and Benefits made to you in the event of your ineligibility to receive said amounts.

11. Governing Law. This Agreement is entered into in the State of Ohio, and the laws of the State of Ohio will apply to any dispute concerning it, excluding the conflict-of-law principles thereof. Furthermore, any action regarding this Agreement or its enforcement shall be subject to the exclusive jurisdiction of the courts of the State of Ohio.

12. Complete Agreement and Modification. In executing this Agreement, you are doing so knowingly and voluntarily and agree that you have not relied upon any oral statements by the Company or its representatives, and that this Agreement constitutes the entire agreement between the Company and

David Lemmon
November 13, 2019
you pertaining to the subject matter hereof. This Agreement may not be changed or altered, except by a writing signed by the Company and you.

13. Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall not be affected thereby, and any illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14. 409A. This Agreement is intended to comply with Section 409A, to the extent applicable, or an exemption thereunder, and shall be construed and administered in accordance with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

We thank you for your service and wish you much success in the future.

Very Truly Yours,

THE J. M. SMUCKER COMPANY

/s/ Mark T. Smucker
Mark T. Smucker
President and Chief Executive Officer

David Lemmon
November 13, 2019
You expressly represent that you have read and fully understand the terms and significance of this Agreement and execute it knowingly and voluntarily and that you understand that this Agreement has binding legal effect.

/s/ DL
Employee's Initials
Accepted and agreed this

2nd	day of	January	, 20	20

/s/ David Lemmon
David Lemmon